Exhibit 10.37

HAND DELIVERY

To: Blain Tiffany

From: Scott Dolan

Date: April 26, 2013

Re: "Good Reason" Resignation

I have reviewed your latest proposal to resolve our dispute regarding your claim of "Good Reason" termination under your Severance Agreement. In a final attempt to resolve this matter amicably, I propose the following:

•
You would continue on the payroll as an employee until June 1, 2013 ("Termination Date"), but would resign as an officer effective April 29, 2013, and be available as needed thereafter to assist with any transition matters until your Termination Date (up to a maximum of 40 hours per week).

•
You would receive all benefits you would otherwise be entitled to under your Severance Agreement for Good Reason termination, except that: (i) you will receive a lump sum severance payment equal to 5 months' base pay (instead of one year); and (ii) permitted use of the Company-leased car shall be limited to 5 months from the Termination Date, or such earlier date as you commence employment with another employer. All of the other terms and conditions in the Severance Agreement would continue to apply, including the delivery of a valid release as a condition of payment.

•	Effective upon your resignation as an officer on April 29, 2013, you would be relieved from the executive stock ownership guidelines.

•
You would receive your $62,500 cash retention bonus upon its scheduled vesting date of June 1, 2013, but you would forfeit the remaining restricted stock portion of your retention bonus which would have otherwise vest on December 31, 2014.

To accept this proposal, you must indicate your acceptance by signing this memo in the space provided below and delivering it to me no later than 5:00 p.m. (Central Time) on Friday, April 26, 2013. If this proposal is not accepted prior to that time, it will expire by its terms and be of no further force or effect.

Nothing in this memo should be construed as an admission by the Company, or a waiver of any rights or defenses the Company may have under the Severance Agreement or otherwise.

Sincerely,
/s/ Scott J. Dolan
Scott J. Dolan
President and Chief Executive Officer

Seen and Accepted:
/s/ Blain A. Tiffany		4/26/2013
Blain A. Tiffany		Date

E-1